Limited Power of Attorney

I, Evriviades D. Panayotopoulos, with a business address of One Procter & Gamble Plaza, Cincinnati, Ohio, hereby grant this Power of Attorney to each of the following persons: Jamie M. Herald, Tamara A. Miller, Jason P. Muncy,
Eric J. Wunsch, and Susan S. Whaley; whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in
The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf:
complete, sign, and submit all documents required by the Securities and Exchange Commission (the Commission) under sub-section 16(a) of the Securities Exchange Act of 1934
(15 U.S.C. 78p(a)) and rules promulgated by the Commission under and in enforcement of that sub-section (the Subject
Matter).

Any powers not specifically mentioned herein shall not be given.

This power of attorney can be revoked at any time for any reason upon written notice, and it hereby revokes any previous power of attorney granted concerning this Subject Matter.

IN WITNESS WHEREOF, I sign this Power of Attorney on the date below written.



Date: 06/20/07		/s/ Evriviades D. Panayotopoulos
			Evriviades D. Panayotopoulos



Witness:/s/ Marion Baird  Witness: /s/ Donna Quinn



STATE OF OHIO		)
				) ss:
COUNTY OF HAMILTON	)

On 	June 20	        , 2007, before me, personally
appeared Evriviades D. Panayotopoulos, to me known to be the individual described in and who executed the foregoing
Power of Attorney, and duly acknowledged to me that he executed the same as his free act and deed for the purposes therein expressed.


/s/ Susan S. Felder
Notary Public